Wireless One, Inc.
                                                Sean E. Reilly
                                                Chief Executive Officer
                                                (504) 298-4263


                    FOR IMMEDIATE RELEASE


     WIRELESS ONE ANNOUNCES 3rd QUARTER SUBSCRIBER GROWTH
                   AND NEW SYSTEM LAUNCHES

Baton  Rouge,  La.,  October  1,  1996 - Wireless One, Inc. (NASDAQ NNM:
WIRL) released its third quarter subscriber growth by system today. In aggregate, the Company increased its subscriber base from approximately 40,253 subscribers (Proforma for the TruVision Transaction) as of June 30, 1996 to approximately 51,234 subscribers as of September 30, 1996, an increase of 10,981 subscribers or 28% for the quarter. In addition the Company launched four new systems in the third quarter of 1996:
Houma and Alexandria, La; Albany, Ga; and Meridian, Ms. As a result of third quarter launches and consummation of the TruVision Transaction, the Company currently has 28 operating systems.

The Company also announced plans to launch eight additional systems in the fourth quarter of this year. Systems presently under construction and scheduled for fourth quarter launch include: Valdosta and Charing, Ga; Chattanooga, Tn; Tupelo, Hattiesburg and Starkville, Ms; and Ocala and Tallahassee, Fl. In addition to its new launches, the Company plans to upgrade channel capacity in its Lafayette, La and Ft. Walton, Fl systems by the end of the year.